Exhibit 99.1

Scripps reports fourth-quarter 2020 results

Feb. 26, 2021

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the fourth quarter of 2020.

The sale of Scripps’ Stitcher business closed on Oct. 16, 2020. The business was classified as discontinued operations in our consolidated financial statements. All periods have been adjusted to reflect this presentation.

Total revenue was $591 million compared to $423 million in the fourth-quarter 2019.

Income from continuing operations was $114 million or $1.35 per share. The current-year quarter included gains from the sale of WPIX totaling $6.5 million and $2.6 million of acquisition and related integration costs. These items increased income from continuing operations by $2.9 million, net of taxes, or 4 cents per share. In the prior-year quarter, income from continuing operations was $12.9 million or 16 cents per share. Pre-tax costs for the prior-year quarter included $3.3 million of acquisition and related integration costs that decreased income from continuing operations by $2.5 million, net of taxes, or 3 cents per share.

Business highlights
•On Jan. 7, Scripps closed on the acquisition of the ION national television network and has combined it with the five Katz networks and Newsy to create the Scripps Networks division. The new national networks business comes together to offer advertisers a large nationwide audience of media consumers who include free over-the-air television in their self-made viewing bundles. The new division features growing revenue streams supported by an efficient centralized cost structure to maximize financial performance.
•National Media completed its last quarter as a division with record fourth-quarter revenue of $117 million, up 28%. A healthy direct-response advertising marketplace helped drive these results. Katz was up 18% in the quarter and Newsy was up 27%. National Media completed 2020 with 3 percentage points of margin expansion over 2019.
•Local Media revenue was up 43% in the fourth quarter and up 22% (adjusted combined) for 2020. Scripps captured $265 million of political advertising (adjusted combined) during the presidential election year, which was record revenue on a same-station basis, and increased retransmission revenue by 31% (adjusted combined). Core advertising has made a solid return since Nov. 3, and its momentum has accelerated in the first quarter of 2021.
•In addition to closing on the sale of Stitcher on Oct. 16, Scripps announced the sale of Triton on Feb. 17. iHeart Media is buying Triton for $230 million, representing 1.6 times cash-on-cash return for Scripps. Triton has been accretive to margins since Scripps acquired it in late 2018 for $150 million.

Commenting on recent business highlights, Scripps President and CEO Adam Symson said:

“Having completed the acquisition of ION in early January, Scripps is now a full-scale television company and the largest holder of broadcast spectrum in the country. Our new Scripps Networks division is made up of seven powerful TV networks that each reaches nearly every American, through free over-the-air television, over the top platforms and on cable and satellite, to deliver advertisers a large, sought-after audience they often can’t find anywhere else.

“Our Local Media brands have deep, long-standing relationships with audiences and advertisers in their communities. This business has strong and durable revenue streams through core advertising, political advertising and retransmission revenue.

“Several years of work set us up for continued significant value creation – acquiring high-performing local television stations to double the scale of our portfolio; selling non-core assets including terrestrial radio, Stitcher and Triton, for high returns; investing in the national media marketplace; restructuring the company and taking considerable cost out of the enterprise.

“In 2020, we were able to deliver much higher free cash flow than we expected, due to our firm financial footing, with economically durable businesses that exceeded the expectations set before the pandemic began. Our expanded local station footprint helped us realize new value in retransmission rate resets as well as political advertising revenue opportunity, and our national businesses led their industries with double-digit revenue growth for the year and significant margin expansion for the division.

“We move forward now as a high-free-cash flow television company with two highly profitable operating divisions that position us to create significant value today and capture even greater value as a leader in the future of television.”

Fourth-quarter operating results
Revenue was $591 million, an increase of 40% or $168 million from the prior-year quarter. Political revenue in the quarter was $140 million.

Costs and expenses for segments, shared services and corporate were $388 million, up from $346 million in the year-ago quarter, reflecting the impact of higher network affiliate fees at our stations, contractual rate increases and an increase in programming costs.

Fourth-quarter 2020 results by segment compared to prior-period amounts were:

Local Media
Revenue from Local Media was $473 million, up 43% from the prior-year quarter.

Core advertising revenue decreased 8.9% to $181 million due to political advertising displacement and weakened economic conditions, reflecting the impact of the COVID-19 pandemic on advertiser spending.

Political revenue was $138 million, compared to $15.2 million in the prior-year quarter.

Retransmission revenue increased 36% to $150 million. Scripps renegotiated three large retransmission consent contracts in 2020 and received new rates on another beginning Dec. 31, 2019.

Total segment expenses increased 9.5% to $274 million, primarily driven by contractual rate increases in our network affiliation agreements.

Segment profit was $199 million, compared to $79.7 million in the year-ago quarter.

National Media
Revenue from National Media was $117 million, up from $91.7 million in the prior-year quarter.

Expenses for National Media were $94.7 million, up from $80 million in the prior-year quarter, reflecting cost increases directly attributed to revenue growth in our National Media businesses.

Segment profit was $22.7 million, compared to $11.8 million in the 2019 quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $576 million, and cash restricted for the ION acquisition that closed on Jan. 7, 2021, totaled $1.1 billion, while total debt was $3 billion.

On Dec. 30, 2020, the company’s wholly owned subsidiary, Scripps Escrow II, Inc, issued $550 million of senior secured notes and $500 million of senior unsecured notes. On Jan. 7, 2021, the company issued an $800 million term loan and received $600 million of financing from Berkshire Hathaway, Inc. in exchange for series A preferred shares. The proceeds from these transactions, in combination with cash on hand, provided the financing for the ION acquisition.

The company made dividend payments totaling $16.6 million during the year and had previously indicated it is not buying back shares. Under the terms of Berkshire Hathaway’s preferred equity investment, Scripps will be prohibited from paying dividends and purchasing its shares until all preferred shares are redeemed.

On Jan. 31, cash and cash equivalents totaled $210 million, while total debt was $3.8 billion.

Year-to-date operating results
The following comparisons are for the period ending Dec. 31, 2020:

In 2020, revenue was $1.9 billion, which compares to revenue of $1.4 billion in 2019. The 2020 period includes a full year of revenue from the television stations acquired from Cordillera Communications on May 1, 2019, and from the Nexstar transaction with Tribune on Sept. 19, 2019. The incremental revenue increase from a full year of ownership for these stations totaled $267 million. Political revenue was $272 million during this election year, compared to $23 million in the prior year.

Costs and expenses for segments, shared services and corporate were $1.4 billion, up from $1.2 billion in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and the annualization of affiliate fees tied to distribution of Court TV.

Income from continuing operations was $154 million or $1.83 per share. The current-year period included $18.7 million of acquisition and related integration costs and gains from the sale of WPIX totaling $6.5 million. These items decreased income by $9.1 million, net of taxes, or 11 cents per share. In the prior-year period, the loss from continuing operations was $1.9 million or 2 cents per share. Pre-tax costs for the prior-year period included $26.3 million of acquisition and related integration costs and $3.4 million of restructuring charges that increased the loss from continuing operations by $22.3 million, net of taxes, or 28 cents per share.

In 2020, income from discontinued operations includes a $139 million gain from the sale of the Stitcher business. The gain reflects a $10 million fair-value estimate for the contingent earnout consideration.

Looking ahead
Beginning with the first quarter of 2021, the company will report the following segments: Local Media, Scripps Networks, and Other. Local Media will comprise our local broadcast stations and their related digital operations. Scripps Networks will include the recently acquired ION national television network, the Katz multicast networks and the Newsy national news network.

Scripps has suspended issuing new guidance because of the economic uncertainty caused by the COVID-19 pandemic. However, in an effort to provide insights that reflect the current state of affairs and the company’s financial outlook, its 10-K and its earnings call remarks include details about where the company stands operationally and financially. The 10-K, which will be filed today, includes disclosures related to the outbreak.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 3859521 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Feb. 26 until midnight March 12. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 6145550.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K and Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As the nation’s fourth-largest local TV broadcaster, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. Scripps’ national networks reach nearly every American through the news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff and Court TV Mystery. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019

Operating revenues	$591,110	$423,055	$1,857,478	$1,351,399
Segment, shared services and corporate expenses	(388,468)	(346,332)	(1,427,496)	(1,151,714)
Acquisition and related integration costs	(2,619)	(3,300)	(18,678)	(26,304)
Restructuring costs	—	(1,448)	—	(3,370)
Depreciation and amortization of intangible assets	(26,309)	(26,145)	(107,155)	(84,344)
Gains (losses), net on disposal of property and equipment	67	1,998	(661)	1,692
Operating expenses	(417,329)	(375,227)	(1,553,990)	(1,264,040)
Operating income	173,781	47,828	303,488	87,359
Interest expense	(22,810)	(27,120)	(92,994)	(80,596)
Defined benefit pension plan expense	(1,075)	(1,746)	(4,388)	(6,953)
Miscellaneous, net	1,864	(417)	2,914	1,194
Income from continuing operations before income taxes	151,760	18,545	209,020	1,004
Provision for income taxes	(37,459)	(5,602)	(55,456)	(2,917)
Income (loss) from continuing operations, net of tax	114,301	12,943	153,564	(1,913)
Income (loss) from discontinued operations, net of tax	130,366	(2,378)	115,769	(16,465)
Net income (loss)	244,667	10,565	269,333	(18,378)
Loss attributable to noncontrolling interest	—	(166)	—	—
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$244,667	$10,731	$269,333	$(18,378)
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$1.35	$0.16	$1.83	$(0.02)
Income (loss) from discontinued operations	1.55	(0.03)	1.39	(0.20)
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$2.89	$(0.13)	$3.21	$(0.23)

Diluted weighted-average shares outstanding	82,467	81,322	81,831	80,826
See notes to results of operations.
The sum of net income (loss) per share from continuing and discontinued operations may not equal the reported total net income (loss) per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; two MyNetwork affiliates; three independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our National Media segment includes our collection of national brands. Our national media brands include Katz, Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Local Media	$473,072	$330,311	43.2%	$1,475,392	$1,022,805	44.2%
National Media	117,383	91,737	28.0%	378,218	323,674	16.9%
Other	655	1,007	(35.0)%	3,868	4,920	(21.4)%
Total operating revenues	$591,110	$423,055	39.7%	$1,857,478	$1,351,399	37.4%

Segment profit (loss):
Local Media	$198,600	$79,705		$431,398	$217,885	98.0%
National Media	22,659	11,752	92.8%	62,538	43,166	44.9%
Other	(1,564)	(769)		(3,196)	(3,957)	(19.2)%
Shared services and corporate	(17,053)	(13,965)	22.1%	(60,758)	(57,409)	5.8%
Acquisition and related integration costs	(2,619)	(3,300)		(18,678)	(26,304)
Restructuring costs	—	(1,448)		—	(3,370)
Depreciation and amortization of intangible assets	(26,309)	(26,145)		(107,155)	(84,344)
Gains (losses), net on disposal of property and equipment	67	1,998		(661)	1,692
Interest expense	(22,810)	(27,120)		(92,994)	(80,596)
Defined benefit pension plan expense	(1,075)	(1,746)		(4,388)	(6,953)
Miscellaneous, net	1,864	(417)		2,914	1,194
Income from continuing operations before income taxes	$151,760	$18,545		$209,020	$1,004

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Core advertising	$180,778	$198,519	(8.9)%	$609,537	$599,870	1.6%
Political	138,220	15,230		266,683	23,263
Retransmission	149,979	110,695	35.5%	581,514	382,710	51.9%
Other	4,095	5,867	(30.2)%	17,658	16,962	4.1%
Total operating revenues	473,072	330,311	43.2%	1,475,392	1,022,805	44.2%
Segment costs and expenses:
Employee compensation and benefits	121,598	114,133	6.5%	447,669	363,801	23.1%
Programming	102,090	83,960	21.6%	405,604	276,784	46.5%
Other expenses	50,784	52,513	(3.3)%	190,721	164,335	16.1%
Total costs and expenses	274,472	250,606	9.5%	1,043,994	804,920	29.7%
Segment profit	$198,600	$79,705		$431,398	$217,885	98.0%

Operating results for National Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Katz	$75,885	$64,589	17.5%	$257,487	$227,035	13.4%
Newsy	16,834	13,307	26.5%	51,461	43,025	19.6%
Triton	13,398	10,670	25.6%	45,617	41,065	11.1%
Other	11,266	3,171		23,653	12,549	88.5%
Total operating revenues	117,383	91,737	28.0%	378,218	323,674	16.9%
Segment costs and expenses:
Employee compensation and benefits	20,510	16,316	25.7%	72,149	64,261	12.3%
Programming	33,780	36,463	(7.4)%	125,122	121,669	2.8%
Other expenses	40,434	27,206	48.6%	118,409	94,578	25.2%
Total costs and expenses	94,724	79,985	18.4%	315,680	280,508	12.5%
Segment profit	$22,659	$11,752	92.8%	$62,538	$43,166	44.9%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$576,021	$32,968
Cash restricted for pending acquisition	1,050,000	—
Other current assets	468,164	509,683
Assets of discontinued operations	—	101,266
Total current assets	2,094,185	643,917
Investments	14,404	8,375
Property and equipment	343,920	370,378
Operating lease right-of-use assets	51,471	128,192
Goodwill	1,203,212	1,224,679
Other intangible assets	975,444	1,060,675
Programming (less current portion)	138,701	96,256
Deferred income taxes	—	12,306
Miscellaneous	38,049	17,079
TOTAL ASSETS	$4,859,386	$3,561,857

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$68,139	$28,441
Unearned revenue	14,101	10,704
Current portion of long-term debt	10,612	10,612
Accrued expenses and other current liabilities	265,604	239,548
Liabilities of discontinued operations	—	22,727
Total current liabilities	358,456	312,032
Long-term debt (less current portion)	2,923,359	1,904,418
Other liabilities (less current portion)	414,306	447,472
Total equity	1,163,265	897,935
TOTAL LIABILITIES AND EQUITY	$4,859,386	$3,561,857

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2020	2019	2020	2019

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$114,301	$12,943	$153,564	$(1,913)
Loss attributable to noncontrolling interest	—	166	—	—
Less income allocated to RSUs	(3,052)	(215)	(3,711)	—
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$111,249	$12,894	$149,853	$(1,913)
Denominator
Basic weighted-average shares outstanding	81,650	80,927	81,418	80,826
Effective of dilutive securities:
Stock options and restricted stock units	817	395	413	—
Diluted weighted-average shares outstanding	82,467	81,322	81,831	80,826

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition and WPIX television station disposition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our National Media segment. Similarly, WPIX’s historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Effective with the January 7, 2021 close of the ION acquisition, we also realigned the Company’s internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results will be reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment is comprised of the ION national network, the Katz multicast networks and the Newsy national news network. Our Triton business and other national businesses that were previously reported in our National Media segment will be aggregated with our remaining business activities in the Other segment caption.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.
The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION or sale of WPIX had occurred on January 1, 2019. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	2020					2019
(in thousands)	Q1	Q2	Q3	Q4	Total	Total

Segment operating revenues:
Core advertising	$148,712	$108,981	$141,201	$169,731	$568,625	$683,076
Political	17,890	13,144	96,355	137,438	264,827	23,923
Retransmission and carriage fees	135,590	141,218	151,233	150,775	578,816	440,414
Other	3,585	3,150	2,650	2,937	12,322	19,045
Total operating revenues	305,777	266,493	391,439	460,881	1,424,590	1,166,458
Segment costs and expenses:
Employee compensation and benefits	103,113	95,080	103,435	112,994	414,622	409,019
Programming	99,403	98,380	97,160	99,441	394,384	320,650
Other expenses	46,683	36,457	41,773	46,142	171,055	185,675
Total costs and expenses	249,199	229,917	242,368	258,577	980,061	915,344
Segment profit	$56,578	$36,576	$149,071	$202,304	$444,529	$251,114
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sale of WPIX.

	2020					2019
(in thousands)	Q1	Q2	Q3	Q4	Total	Total

Local Media operating revenues, as reported	$321,804	$276,747	$403,769	$473,072	$1,475,392	$1,022,805
WPIX disposition	(19,156)	(13,451)	(15,563)	(15,477)	(63,647)	(97,633)
Intersegment Katz carriage agreements revenue	3,129	3,197	3,233	3,286	12,845	10,229
Cordillera TV stations acquisition	—	—	—	—	—	47,841
Nexstar-Tribune stations acquisition	—	—	—	—	—	195,264
Other revenue adjustments (1)	—	—	—	—	—	(12,048)
Local Media adjusted combined operating revenues	$305,777	$266,493	$391,439	$460,881	$1,424,590	$1,166,458

	2020					2019
(in thousands)	Q1	Q2	Q3	Q4	Total	Total

Local Media segment profit, as reported	$55,977	$32,260	$144,561	$198,600	$431,398	$217,885
WPIX disposition	(2,528)	1,119	1,277	418	286	(7,837)
Intersegment Katz carriage agreements revenue	3,129	3,197	3,233	3,286	12,845	10,229
Cordillera TV stations acquisition	—	—	—	—	—	10,643
Nexstar-Tribune stations acquisition	—	—	—	—	—	32,242
Other revenue adjustments (1)	—	—	—	—	—	(12,048)
Local Media adjusted combined segment profit	$56,578	$36,576	$149,071	$202,304	$444,529	$251,114

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.

Scripps Networks adjusted combined segment profit

	2020					2019
(in thousands)	Q1	Q2	Q3	Q4	Total	Total

Total operating revenues	$221,968	$193,376	$192,280	$239,624	$847,248	$856,961
Segment costs and expenses:
Employee compensation and benefits	25,679	24,317	24,517	34,571	109,084	100,927
Programming	68,581	64,039	67,473	69,758	269,851	272,241
Other expenses	35,255	34,047	36,658	42,140	148,100	139,863
Total costs and expenses	129,515	122,403	128,648	146,469	527,035	513,031
Segment profit	$92,453	$70,973	$63,632	$93,155	$320,213	$343,930

Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its National Media segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	2020					2019
(in thousands)	Q1	Q2	Q3	Q4	Total	Total

National Media operating revenues as reported	$90,919	$80,503	$89,413	$117,383	$378,218	$323,674
ION acquisition	145,213	126,724	119,455	146,780	538,172	586,901
Triton business realigned to other segment	(10,347)	(10,455)	(11,417)	(13,398)	(45,617)	(41,065)
Other National Media businesses realigned to other segment	(3,817)	(3,396)	(5,171)	(11,141)	(23,525)	(12,549)
Scripps Networks adjusted combined operating revenues	$221,968	$193,376	$192,280	$239,624	$847,248	$856,961

	2020					2019
(in thousands)	Q1	Q2	Q3	Q4	Total	Total

National Media segment profit as reported	$17,459	$10,282	$12,138	$22,659	$62,538	$43,166
ION acquisition	82,484	68,820	60,139	80,446	291,889	328,345
Historical National Media businesses realigned to other segment	(4,361)	(4,932)	(5,412)	(6,664)	(21,369)	(17,677)
Intersegment Katz carriage agreements	(3,129)	(3,197)	(3,233)	(3,286)	(12,845)	(9,904)
Scripps Networks adjusted combined segment profit	$92,453	$70,973	$63,632	$93,155	$320,213	$343,930